LETTER OF AGREEMENT

May 11, 2011

Mr. Gerald Commissiong
Chief Operating Officer
Amarantus Therapeutics, Inc.
C/O The Parkinson's Institute
675 Almanor Ave.
Sunnyvale, CA 94085

Dear Mr. Commisiong

Thank you for the opportunity to propose a working relationship between Amarantus Therapeutics and Argot Partners. This letter confirms our understanding and authorizes us to work on your behalf.

Objectives

•
Ensure that Amarantus' messages address a Wall Street audience, illustrate a clear and present investment rationale for that audience and highlight the Company's advantages over competitors or companies competing for that audience's investment;

•	Maximize the impact of upcoming announcements among Wall Street, corporate and broader public audiences by developing a more formalized corporate communications function within the Company; and

•	Help the Company and its financial advisors expand its relationships with Wall Street by leveraging Argot Partners' contacts and expertise.

Scope of Services

You are retaining Argot Partners (“Argot”) to provide strategic communications counsel to Amarantus Therapeutics (“Amarantus”).

Duration

This engagement begins May 12, 2011 and will terminate December 31, 2011 unless terminated by either Amarantus or Argot Partners with 30 days prior written notice. The responsibilities of both parties under this agreement shall continue during such notice period.

Professional Fees

We will bill you a monthly fee of $8,000 per month. Argot will receive 40,000 restricted shares of Amarantus Therapeutics, Inc. common stock, deliverable upon signing of the agreement, in consideration for supporting Amarantus' corporate communications efforts. Susan H. Kim, Senior Account Executive, will be your engagement manager and primary point of contact. Argot represents that it is legally permitted to receive the fee described in this paragraph.

Expenses

In addition to our professional fees, we will bill you for reasonable expenses incurred on your behalf. We will charge you a flat 4.0% of our professional fees to cover expenses such as copying, fax, database and telephone charges. In addition, any other third party charges including but not limited to news release disseminations, messengers, press mailings and travel & lodging will be billed at our actual costs; an invoice detailing such expenses incurred will be provided to you.

Invoice / Payment Terms

The terms for all invoices are net 30 days and are due upon receipt. A 1.5% per month finance charge will be assessed for invoices unpaid after 30 days. You also agree to reimburse us for all expenses, including reasonable attorneys' fees, incurred in the collection of any overdue and unpaid invoices. We may, at our discretion, suspend work on your account should any invoice remain unpaid for more than 30 days from the date of invoice.

We encourage you to review each of our invoices as soon as possible after you receive them. Please contact us with any questions regarding our invoices or services as soon as possible after receipt. If we do not hear from you within 60 days after the date of the invoice, we will assume that you have no concerns regarding our work or our invoices. You agree that any objection to the propriety of any charge is waived unless we've received a written objection within 60 days from the date of the invoice containing such charges.

Termination

This Agreement may be terminated by either party after giving 30 days written notice to the other party. During the termination period, any unpaid project fees (calculated on a pro rata basis for the portion of the month elapsed) and expenses shall be due and payable in accordance with the payment terms under this agreement. Unless instructed otherwise by you, we will continue to render Services through the end of the termination period.

Indemnification

It is understood that Argot cannot undertake to verify all the facts supplied to it by Amarantus. Amarantus agrees to indemnify and defend Argot from and against all liabilities, losses, damages or expenses, including reasonable attorney's fees and costs, which Argot may incur as the result of any claim or suit or proceeding brought or threatened against Argot arising out of assertions we may make on your behalf, including assertions about your company, your products or services, or about your competitors and any of their products or services, in any materials we may prepare for you, if assertions are based on information, representations, reports, data or releases supplied to us by Amarantus, or for which you have provided approval to Argot. You shall similarly defend and indemnify us for any claim arising out of the nature or use of your products or services.

Confidentiality

Definition of Confidential Information: "Confidential Information" means any oral, written, graphic or machine-readable information relating to AMARANTUS or its business, including, but not limited to, information regarding the business, research, technical data, products, services, plans for products or services, customers and potential customers, markets and marketing, finances, financial projections, employees (including employee compensation), patents, developments, software, inventions, processes, designs, drawings, engineering, formulae, regulatory information, clinical data and analysis, protocols, cell lines, biological materials, scientific or medical reports, business plans, and agreements with third parties. Notwithstanding the above, Confidential Information shall not include information that Argot can demonstrate by competent written proof:

(i)           is in the public domain at the time it was disclosed or thereafter enters the public domain through no fault of Argot;

(ii)           is already known to or in possession of Argot, without restriction, at the time of disclosure, as demonstrated by Argot's files in existence at the time of disclosure;

(iii)           is legally obtained by Argot from a third party for use or disclosure without restrictions and without breach hereof; or

(iv)           is independently developed by Argot without any use of the Confidential Information, as demonstrated by Argot's files created at the time of such independent development.

Argot's obligation of confidentiality set forth herein shall not restrict Argot from disclosing Confidential Information that is required to be disclosed pursuant to an order or requirement of a court, administrative agency, or other governmental body; provided, however, that Argot shall provide prompt notice of such court order or requirement to Amarantus to enable Amarantus the opportunity to seek a protective order or otherwise prevent or restrict such disclosure.

Nondisclosure of Confidential Information: Argot agrees not to use any Confidential Information that has been disclosed to Argot for its own use or for any purpose other than for the performance of Services for Amarantus. Without Amarantus' expressed written consent, Argot shall not disclose or permit disclosure of any Confidential Information to any third party except to Argot's employees and consultants, who are bound to Argot by confidentiality obligations no less stringent than the confidentiality provisions under this Agreement, on a need to know basis and only to the extent such employees and consultants require Confidential Information for the performance of the Services pursuant to this Agreement. Argot agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information in order to prevent it from falling into the public domain or the possession of any third party. Such measures include, but are not limited to, the highest degree of care that Argot utilizes to protect Argot's own confidential information of a similar nature, which shall be no less than reasonable care. Argot further agrees to notify Amarantus in writing of any actual or suspected misuse, misappropriation or disclosure of the Confidential Information, which may come to Argot's attention.

No Duplication; Return of Materials: Except as otherwise permitted by this Agreement, Argot agrees not to copy, duplicate or otherwise reproduce any part of Confidential Information without Amarantus' prior written consent. Any Confidential Information that have been furnished to Argot in connection with this Agreement shall be promptly returned by Argot, accompanied by all copies of such documentation (including all electronic copies and media containing such copies), within five (5) business days after the date of expiration or termination of this Agreement. Notwithstanding the foregoing, Argot shall be entitled to keep one (1) copy of Confidential Information for its legal files or administrative records strictly for the purpose of determining the scope of Argot's obligations under this Agreement.

General Terms

We hope and expect that our relationship will be mutually beneficial and cooperative. However, in the unlikely event that a dispute arises between us, we agree to make a good faith effort to resolve our differences by mediation before a mediator assigned by the American Arbitration Association without first resorting to litigation. However, in the unlikely event that litigation is necessary, the prevailing party shall have its costs including reasonable attorneys' fees, paid by the other party.

The agreement is made in the State of New York and shall be construed and interpreted in accordance with the laws of the State of New York, applicable to contracts made and to be performed entirely therein. This document is a complete and exclusive statement of the terms of this agreement and may not be changed orally but only by writing signed by both parties hereto.

Please acknowledge your agreement by signing this letter and returning a copy to us. We look forward to a long and mutually rewarding relationship.

Sincerely,

Argot Partners, LLC

/s/ Andrea F. Rabney
By: Andrea F. Rabney, Esq. Senior Partner
Argot Partners

ACCEPTED:

/s/ Gerald Commissiong	5/24/2011
By: Gerald Commissiong	Date
Amarantus Therapeautics
Chief Operating Officer